EXHIBIT 23



                         INDEPENDENT AUDITORS' CONSENT




The Board of Directors
International Multifoods Corporation


We consent to incorporation by reference in Registration Statements
No. 33-48073 on Form S-8 relating to the Employees' Voluntary Investment and Savings Plan of International Multifoods Corporation, No. 2-99818 on Form S-8 relating to the Stock Purchase Plan of Robin Hood Multifoods Inc., No. 2-84236 on Form S-8 relating to the 1983 Stock Option Incentive Plan of International Multifoods Corporation, No. 33-6223 on Form S-8 relating to the 1986 Stock Option Incentive Plan of International Multifoods Corporation, No. 33-30979 relating to the Amended and Restated 1989 Stock-Based Incentive Plan of International Multifoods Corporation and
No. 33-6978 on Form S-3 relating to certain debt securities of International Multifoods Corporation of our reports dated April 13, 1994, relating to the consolidated balance sheets of International Multifoods Corporation and subsidiaries as of February 28, 1994 and 1993 and the related consolidated statements of operations and cash flows and related financial statement schedules for each of the fiscal years in the three-year period ended February 28, 1994, which reports appear or are incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended February 28, 1994, of International Multifoods Corporation.




                                                      /s/ KPMG Peat Marwick
                                                      KPMG Peat Marwick


Minneapolis, Minnesota
May 13, 1994